THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS IT HAS BEEN REGISTERED UNDER THAT ACT OR, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, AN EXEMPTION FROM REGISTRATION IS AVAILABLE

FIRST AVENUE NETWORKS, INC.

(formerly Advanced Radio Telecom Corp.)

9% Senior Secured Note

Due December 20, 2008

No.	New York, NY

[Date]

FOR VALUE RECEIVED, the undersigned, FIRST AVENUE NETWORKS, INC., a Delaware corporation (the “Company”), hereby promises to pay to [Name], or its registered assigns, at [Address], the principal sum of [AMOUNT] ($                ), or so much thereof as shall not have been prepaid, on December 20, 2008 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount hereof from time to time outstanding and unpaid, payable as provided in the next succeeding paragraph hereof, at the rate of 9% per annum from the date of issuance hereof (being the date first above written), or the most recent date to which interest has been paid hereon, to but excluding the date on which said principal amount shall be paid in full.

The Company shall pay interest (a) on each Quarterly Date (as hereinbelow defined) until the date on which the principal of and all accrued and unpaid interest on this Note shall be paid in full, in cash, commencing on the first such Quarterly Date occurring after the date of issuance hereof, (b) on the Maturity Date, and (c) upon the payment or prepayment of any principal owing under this Note (but only on the principal amount so prepaid or paid). Prior to the Maturity Date, if but only if and so long as no Event of Default shall have occurred and be continuing under the Purchase Agreement hereinbelow referred to, the Company may, in lieu of the payment in cash on any Quarterly Date or other date on which a payment of interest shall be due and payable hereon and on all other Notes of the series of which this Note is one (this Note and such other Notes and the PIK Notes hereinbelow referred to, collectively, the “Notes” and individually a “Note”) of the unpaid interest then due and payable hereon and thereon, pay such interest through the issuance and delivery of additional Notes to the registered holder hereof and the registered holders of the other Notes, each such additional Note to be dated its date of issuance, and to be in like form and have like tenor and terms as this Note (including with respect to payment of interest thereon through issuance of additional Notes), except for its date of issuance and original principal amount (each such additional Note being sometimes herein called a “PIK Note”). Each PIK Note so issued and delivered to the registered holder of any Note (including this Note) shall be in a principal amount equal to the amount of interest then due and payable with respect to such Note and not then being paid in cash. Notwithstanding the foregoing or any other provision of the Purchase Agreement or this Note or any other Note, however, no PIK Notes shall be issued on the Maturity Date, or on any other date on which the entire outstanding principal balance of the Senior Secured Notes shall be due and payable, whether by acceleration, notice of prepayment or otherwise. For purposes of this Note the term “Quarterly Date” shall mean the last day of each March, June, September and December; provided that if any such day is not a Business Day, then such Quarterly Date shall be the next succeeding Business Day and interest shall accrue by reason of such extension.

The principal of the Notes (including this Note) may be prepaid, in whole or ratably in part, at any time upon not less than five (5) nor more than twenty (20) days’ prior written notice to the holders thereof, together with all interest then accrued and unpaid thereon (or on the portion thereof being so prepaid, as the case may be), but without premium or penalty. For the avoidance of doubt, subject to the penultimate sentence of the immediately preceding paragraph in respect of a prepayment in whole, such interest may be paid by issuance and delivery of additional PIK Notes.

All payments of principal of and interest on this Note shall (except as aforesaid with respect to issuance of PIK Notes in payment of interest hereon) be in such coin or currency of the United States of America as at the time of payment shall be legal tender for payment of public and private debts.

This Note is one of a series of Notes issued pursuant to, is entitled to the benefits of, and is subject to the terms of, the Senior Secured Note and Class A Warrant Purchase Agreement, dated as of December 20, 2001, as amended by the First Amendment to Senior Secured Note and Class A Warrant Purchase Agreement, dated as of January 26, 2004 (as so amended, the “Purchase Agreement”), among the Company and the several Purchasers named in Schedule I thereto, providing for the issuance of the 9% Senior Secured Notes of the Company, in the original aggregate principal amount (before the issuance of any PIK Notes) of $10,975,225.00. The indebtedness evidenced by this Note is secured to the extent and in the manner set forth in certain Security Agreements referred to in the Purchase Agreement.

In case of an Event of Default (as defined in the Purchase Agreement) shall occur and be continuing, the principal of this Note may be declared due and payable in the manner and with the effect provided in the Purchase Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of New York.

FIRST AVENUE NETWORKS, INC.

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